Exhibit 99.1

Press Release	Source: Stellar Pharmaceuticals Inc.

STELLAR PHARMACEUTICALS INC. ANNOUNCES

ITS DECISION TO VOLUNTARY DELIST FROM TSX VENTURE EXCHANGE

London, Ontario, June 9, 2008 – Stellar Pharmaceuticals Inc. ("Stellar" or the “Company”) (TSX VENTURE:SLX.V) (OTCBB:SLXCF.OB) Stellar announced today that it has received approval from the TSX Venture Exchange for the voluntary delisting of its Common Shares from the facilities of the Exchange.  The delisting will become effective on June 16, 2008.   Stellar's Common Shares will continue to trade on the OTCBB under the symbol SLXCF.OB.

Arnold Tenney, Stellar’s Chairman stated, “The Company has concluded that the costs and disclosure requirements associated with the listing of the Corporation's Common Shares on the TSX Venture Exchange outweigh the benefits associated with such listing given that the Company’s Common Shares also trade on the OTCBB with the largest percentage in volume occurring in that market.”

Peter Riehl, Stellar’s President and CEO stated, “This is another positive step for Stellar in building shareholder value. Stellar had a very positive 1st quarter and is pleased with the progress to date in the 2nd quarter, with international product sales for April and May 2008 up by 162.4% compared to the same period in 2007.  Sales in the Canadian market are also up 26.5% for the same two month period in 2007, with an overall increase in total product sales of 53.7% compared to the same period in 2007. As at the date of this release, Stellar was debt free and had working capital of $3,417,000 of which $2,782,800 was in cash and cash equivalents, providing the Company the ability to expand its business base going forward.”

ABOUT STELLAR PHARMACEUTICALS INC.

Stellar has developed and is marketing direct in Canada and in countries around the world through out-license agreements two products based on its core polysaccharide technology: NeoVisc®, for the treatment of osteoarthritis; and Uracyst® and the Uracyst® Test Kit, its patented technology for the diagnosis and treatment of interstitial cystitis (IC), an inflammatory disease of the urinary bladder wall. Stellar also has in-licensing agreements for NMP22® BladderChek®, a proteomics-based diagnostic test for the diagnosis and monitoring of bladder cancer.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including increased competition; the ability of the Company to expand its operations, to attract and retain qualified professionals, technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings.

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

Contact:

Stellar Pharmaceuticals Inc.

544 Egerton St.

London, ON  N5W 3Z8

Peter Riehl

(800) 639-0643 or (519) 434-1540

or

Arnold Tenney

(416) 587-3200